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                                KIRKLAND & ELLIS
                PARTNERSHIPS INCLUDING PROFESSIONAL CORPORATIONS

                             200 East Randolph Drive
                             Chicago, Illinois 60601

                                   (312) 861-2000                   Facsimile:
                                                                  (312) 861-2200

                                 March 25, 2002


                                                                     EXHIBIT 8.1

Navistar Financial Retail Receivables Corporation
c/o Corporation Trust Center
1209 Orange Street
Wilmington, DE 19801

     Re: Navistar Financial Retail Receivables Corporation Registration Statement on Form S-3 (No. 333-67112)

     We have acted as special counsel to Navistar Financial Retail Receivables Corporation, a Delaware corporation (the "Company"), in connection with the above-referenced Registration Statement (together with the exhibits and any amendments thereto and the prospectus and form of prospectus supplement included therein, the "Registration Statement"), filed by the Company with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Securities (the "Securities") to be sold from time to time in one or more series in amounts to be determined at the time of sale and to be set forth in one or more supplements (each, a "Prospectus Supplement") to the prospectus (the "Prospectus") included in the Registration Statement.

     As described in the Registration Statement, the Securities of each series will be issued by an owner trust or a grantor trust to be formed with respect to such series (an "Owner Trust" or a "Grantor Trust", as the case may be). Each Owner Trust will be a Delaware business trust or common law trust to be formed by the Company pursuant to a Trust Agreement (each, a "Trust Agreement") between the Company and an Owner Trustee to be specified in the related Prospectus Supplement. Each Grantor Trust will be formed pursuant to a Pooling and Servicing Agreement which incorporates the Navistar Financial Grantor Trust Standard Terms and Conditions of Agreement (together, a "Grantor Trust Pooling and Servicing Agreement") by and among the Company, Navistar Financial Corporation, a Delaware corporation, as Servicer, and a Grantor Trustee to be specified in the related Prospectus Supplement. Each series of Securities issued by an Owner Trust may include one or more classes of Asset Backed Notes (the "Notes") and one or more classes of Asset Backed Certificates (the "Owner Certificates and, collectively with the Notes, the "Owner Securities"). Each series of Certificates issued by a Grantor Trust will consist of two classes

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of Certificates, the Class A Certificates (the "Class A Certificates") and the
Class B Certificates (collectively, with the Class A Certificates, the "Grantor Certificates"). With respect to any Grantor Trust, only the Class A Certificates will be registered. For each series of Owner Securities, the Owner Certificates will be issued pursuant to a Trust Agreement, and the Notes will be issued pursuant to an Indenture (each, an "Indenture") by and between the Owner Trust and an Indenture Trustee to be specified in the related Prospectus Supplement. Each series of Grantor Certificates will be issued pursuant to a Grantor Trust Pooling and Servicing Agreement.

     We are generally familiar with the proceedings required to be taken in connection with the proposed authorization, issuance and sale of the Notes, the Owner Certificates and Grantor Certificates, and in order to express the opinion hereinafter stated, we have examined copies of the Registration Statement and, in each case as filed as an exhibit to or incorporated by reference into the Registration Statement, (i) the forms of Indenture including the forms of Notes included as exhibits thereto, (ii) the form of Trust Agreement (including the form of Certificate of Trust to be filed pursuant to the Delaware Business Trust Act included as an exhibit thereto (a "Trust Certificate") and the form of Owner Certificates included as an exhibit thereto, (iii) the form of Owner Trust Pooling Agreement between the Company and the Owner Trust, (iv) the forms of Purchase Agreement between Navistar Financial Corporation and the Company, (v) the form of Grantor Trust Pooling and Servicing Agreement (including the form of Class A Certificates included as an exhibit thereto), (vi) the form of Servicing Agreement among the Company, Navistar Leasing Company, Harco Leasing Company, Inc., The Bank of New York, as Collateral Agent, Bank One National Association, as Portfolio Trustee, the Owner Trustee and Navistar Financial Corporation,
(vii) the Titling Trust Agreement between Harco Leasing Company, Inc., the General Interest Trustee and the Delaware Trustee, (viii) the form of Titling Trust Supplement between Harco Leasing Company, Inc., the General Interest Trustee, the Delaware Trustee and the Portfolio Trustee, (ix) the Collateral Agency Agreement between Harco Leasing Company, Inc., Navistar Leasing Company, Navistar Financial Corporation and the Collateral Agent, (x) the form of Collateral Supplement between Harco Leasing Company, Inc., Navistar Leasing Company, Navistar Financial Corporation, the Titling Trust, the Indenture Trustee and the Collateral Agent, (xi) the form of Lease Purchase Agreement between Harco Leasing Company, Inc. and Navistar Financial Corporation, (xii) the Origination and Servicing Agreement between Harco Leasing Company, Inc., Navistar Leasing Company, Navistar Financial Corporation, the Titling Trust, the Indenture Trustee and the Collateral Agent, (xiii) the form of Custodian Agreement between Navistar Financial Corporation and the Company, (xiv) the form of Administration Agreement among the Owner Trust, the Indenture Trustee and Navistar Financial Corporation, as administrator, and (xv) the form of Owner Trust Pooling and Servicing Agreement among the Company, Navistar Financial Corporation and the Owner Trust (collectively, the "Operative Documents"). We have examined such other documents and such matters of law, including the form of Underwriting Agreement to be executed by the Company and the representatives of the several underwriters to be parties thereto, as filed as an exhibit to the Registration Statement, and we have satisfied ourselves as to such matters of fact, as we have considered relevant for purposes of this opinion.

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          The opinion set forth in this letter is based upon the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the "IRS") contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

          Based on the foregoing and assuming that the Operative Documents with respect to each series of Securities are duly authorized, executed and delivered in substantially the form we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we are of the opinion that the discussion presented in the Prospectus forming part of the Registration Statement under the caption "Certain Federal Income Tax Consequences" is based upon reasonable interpretations of existing U.S. federal tax law. There can be no assurance, however, that the conclusions of U.S. federal tax law presented therein will not be successfully challenged by the IRS or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

                                              Very truly yours,


                                              KIRKLAND & ELLIS